As filed with the Securities and Exchange Commission on September 2, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Service Corporation International

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	7261 (Primary Standard Industrial Classification Code Number)	74-1488375 (I.R.S. Employer Identification Number)

Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive officer)	James M. Shelger, Esq.
Senior Vice President,
General Counsel and Secretary
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
David F. Taylor Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 (713) 226-1200

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee

6.75% Senior Notes due 2016	$250,000,000	100%	$250,000,000	$31,675(1)

(1)	Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the Notes will be offered.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)

Registration No. 333-105809
SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2004

PROSPECTUS

Service Corporation International

Offer to Exchange

Registered 6.75% Senior Notes due 2016
for
All Outstanding 6.75% Senior Notes due 2016 issued on April 14, 2004
($250,000,000 in principal amount outstanding)

       We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 6.75% Senior Notes due 2016 issued on April 14, 2004 for our registered 6.75% Senior Notes due 2016. In this prospectus, we will call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”

The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, , , unless extended.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any cash proceeds from the exchange offer.

The New Notes

•	The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

•	Interest on the New Notes will be paid at the rate of 6.75% per annum, semi-annually in arrears on each April 1 and October 1, beginning October 1, 2004.

•	The New Notes will not be listed on any securities exchange or the Nasdaq Stock Market.

      You should carefully consider the risk factors beginning on page 7 of this prospectus before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

The date of this prospectus is                , 2004.

      Until                , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

      This prospectus incorporates important business and financial information about Service Corporation International that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus through our website at www.sci-corp.com or by requesting them in writing or by telephone from us at the following address:

Service Corporation International

1929 Allen Parkway
Houston, Texas 77019
Attention: James M. Shelger, Esq.
Telephone No: (713) 522-5141

      To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before                     . See “Where You Can Find More Information” for more information about these matters.

i

PROSPECTUS SUMMARY

      The following is a summary of the material information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 7 of this prospectus, as well as the section entitled “Cautionary Statement on Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2003, and the other documents incorporated by reference in this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “SCI,” “us,” “we,” “our,” or “ours,” we are describing Service Corporation International, together with its subsidiaries.

Our Business

      We are the world’s largest provider of funeral and cemetery services. At June 30, 2004, we operated 1,238 funeral service locations, 412 cemeteries and 143 crematoria located in seven countries. Included in these locations, five funeral homes, seven cemeteries and two crematoria are classified as discontinued operations. We also had a minority interest equity investment in funeral operations in France.

      Our funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, coffins, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. We sell preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. Our cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installation fees and burial opening and closing fees). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization. At June 30, 2004, there were 183 combination locations that contain a funeral service location within an SCI owned cemetery.

      SCI was incorporated in Texas in July of 1962. Our principal corporate offices are located at 1929 Allen Parkway, Houston, Texas 77019 and our telephone number is (713) 522-5141. Our website is www.sci-corp.com.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of the New Notes for up to $250,000,000 aggregate principal amount of the Old Notes. Old Notes may be exchanged only in $1,000 increments. New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.

The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture, dated February 1, 1993.

Registration Rights Agreement	We issued $250,000,000 of the Old Notes on April 14, 2004 to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Lehman Brothers Inc. and Raymond James & Associates, Inc., the initial purchasers, under a purchase agreement dated March 30, 2004. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement relating to the Old Notes pursuant to which we agreed to file, not later than 90 days following the closing of the offering of the Old Notes, this exchange offer registration statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our best efforts to have this exchange offer registration statement declared effective by the Commission within 180 days of the closing of the offering of the Old Notes and to consummate the exchange offer not later than 210 days following the closing of the offering of the Old Notes. If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the Old Notes at an annual rate of 0.25% for the first 90 days, increasing by an additional 0.25% for each subsequent 90-day period up to a maximum additional annual rate of 1.00%. See “Exchange Offer and Registration Rights.”

Because we did not file the registration statement of which this prospectus forms a part on or before July 13, 2004, the notes began accruing additional interest at a rate of 0.25% per annum on July 14, 2004. The notes ceased accruing this additional interest on September 2, 2004, the day we filed the registration statement of which this prospectus forms a part.

Resale	We believe that you will be able to freely transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend the exchange offer. See “The

Exchange Offer — Expiration Date; Extensions; Termination; Amendments.”

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the Commission.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;
• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;
• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Effect of Not Tendering	Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Old Notes that are not tendered will bear interest at a rate of 6.75% per annum. However, if we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the Old Notes as discussed under “Registration Rights Agreement” above.

Taxation	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under “The Exchange

Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Withdrawal Rights	You may withdraw Old Notes that you tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in “The Exchange Offer — Withdrawal of Tenders” at any time prior to the expiration date.

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Broker-Dealers	Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Exchange Agent and Information Agent	Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer. The address and phone number of Global Bondholder Services Corporation are on the inside of the back cover of this prospectus.

Summary of Terms of New Notes

Issuer	Service Corporation International

New Notes	$250,000,000 aggregate principal amount of 6.75% Senior Notes due 2016

Maturity Date	April 1, 2016

Interest Rate	6.75% per annum, accruing from April 14, 2004 or from the date most recently paid

Interest Payment Dates	April 1 and October 1, commencing on October 1, 2004

Ranking	The New Notes will be general unsecured obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured. As of June 30, 2004, we and our subsidiaries had approximately $1 billion of indebtedness (excluding the $250 million notes referenced in this document and letter of credit obligations), of which approximately $11 million represents our senior secured indebtedness and the remainder represents our senior unsecured indebtedness. As of June 30, 2004, our subsidiaries had approximately $40 million of indebtedness (excluding guarantees of our indebtedness and intercompany receivables), which is included in the $1 billion of consolidated indebtedness and consists of approximately $29 million of senior unsecured debt and approximately $11 million of senior secured debt.

Optional Redemption	The New Notes will be redeemable in whole or in part, at our option at any time, at redemption prices as set forth in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Restrictive Covenants	We will issue the New Notes under the same indenture under which the Old Notes were issued. The indenture contains covenants limiting the creation of liens securing indebtedness and sale-leaseback transactions. These covenants are subject to important exceptions. See “Risk Factors — Risks Related to Tendering Old Notes for New Notes — The New Notes lack some covenants typically found in other comparably rated debt securities” and “Description of the Notes — Covenants” for more information.

Use of Proceeds	We will not receive any proceeds from the exchange of the New Notes for the outstanding Old Notes.

Governing Law	The New Notes will be, and the indenture is, governed by, and construed in accordance with, the laws of the State of Texas.

Trustee, Transfer Agent and Paying Agent	The Bank of New York

Book-Entry Depository	The Depository Trust Company

      You should read the “Risk Factors” section beginning on page 7, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

RISK FACTORS

      Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Reports on Form 8-K filed September 2, 2004 and “Cautionary Statement on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2003, each of which is incorporated by reference in this prospectus, as well as the following additional risk factors.

Risks Related to Tendering Old Notes for New Notes

You may find it difficult to sell your New Notes because there is no existing trading market for the New Notes.

      You may find it difficult to sell your New Notes because an active trading market for the New Notes may not develop. There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any securities exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers have informed us that they intend to make a market in the New Notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the New Notes, as well as your ability to sell the New Notes, could be adversely affected.

Because we are a holding company, your rights under the New Notes will be effectively subordinated to the rights of holders of our subsidiaries’ liabilities.

      Because we are a holding company, our cash flow and ability to service debt, including the New Notes, depend upon the distribution of earnings, loans or other payments made by our subsidiaries to us. Our subsidiaries are separate legal entities and have no obligation with respect to the New Notes. In addition, payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. The New Notes will be effectively subordinated to all of the existing and future obligations of our subsidiaries. Our $200 million revolving credit facility, which we entered into on August 11, 2004, is secured by the stock of, and guaranteed by, all of our domestic subsidiaries and our material foreign subsidiaries (of which there are none at this time), which conduct substantially all of our operating activities. As of June 30, 2004, our subsidiaries had approximately $40 million of indebtedness, excluding guarantees of our indebtedness and intercompany receivables.

The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations.

      The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations. Our $200 million revolving credit facility is guaranteed by, and secured by a pledge of, the stock of all of our domestic subsidiaries and our material foreign subsidiaries (of which there are none at this time) and, at August 11, 2004, we had no borrowings outstanding thereunder. As of June 30, 2004, we had approximately $11 million of secured indebtedness, which is effectively senior to the New Notes.

The New Notes lack some covenants typically found in other comparably rated public debt securities.

      Although the New Notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of several financial and other restrictive covenants typically associated with comparably rated public debt securities.

If an active trading market does not develop for the New Notes, you may be unable to sell the New Notes or to sell them at a price you deem sufficient.

      The New Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated dealer quotation system. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the New Notes.

If we breach any of the material financial covenants under our various indentures, revolving credit facility or guarantees, our debt service obligations could be accelerated.

      If we or any of our consolidated subsidiaries breach any of the material financial covenants under our various indentures, revolving credit facility or guarantees, our substantial debt service obligations, including the New Notes, could be accelerated. Furthermore, any breach of any of the material financial covenants under our revolving credit facility could result in the acceleration of the indebtedness of all of our subsidiaries. In the event of any such simultaneous acceleration, we would not be able to repay all of our indebtedness.

The restrictions contained in our various indentures do not limit our ability to issue additional indebtedness.

      We could enter into acquisitions, recapitalizations or other transactions that could increase our outstanding indebtedness. The restrictions contained in our various indentures do not limit our ability to incur such additional indebtedness. However, our bank credit agreement contains covenants that restrict our ability to incur additional indebtedness. The credit agreement does not absolutely restrict our ability to incur unsecured debt at the parent level. Additionally, under this agreement, we are permitted to pay dividends and repurchase stock, subject to certain conditions. Issuing additional indebtedness could materially impact our business by making it more difficult for us to satisfy our obligations with respect to the New Notes; increasing our vulnerability to general adverse economic and industry conditions; limiting our ability to obtain additional financing; requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and placing us at a possible competitive disadvantage compared to our competitors that have less debt or the ability to use their cash flows for such purposes as described above.

Risk Related to Continuing Ownership of the Old Notes

If you fail to exchange your outstanding Old Notes for New Notes, you will continue to hold notes subject to transfer restrictions.

      We will only issue New Notes in exchange for outstanding Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Old Notes and you should carefully follow the instructions on how to tender your Old Notes set forth under “The Exchange Offer — Procedures for Tendering Old Notes” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding Old Notes.

      If you do not exchange your outstanding Old Notes for New Notes in this exchange offer, the outstanding Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding Old Notes under the Securities Act. If you continue to hold any outstanding Old Notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

The trading market for unexchanged Old Notes could be limited.

      The trading market for unexchanged Old Notes could become significantly more limited after the exchange offer due to the reduction in the amount of Old Notes outstanding upon consummation of the exchange offer. Therefore, if your Old Notes are not exchanged for New Notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your Old Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Old Notes. There is a risk that an active trading market in the unexchanged Old Notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged Old Notes may trade in the future.

Risks Related to Our Business

Our ability to execute our strategic plan depends on many factors, many of which are beyond our control.

      Our strategic plan is focused on reducing overhead costs, increasing cash flow, developing our national brand, Dignity Memorial®, and other key revenue initiatives designed to generate future internal growth in our core funeral and cemetery operations. Many of the factors necessary for the execution of our strategic plan are beyond our control. We cannot give assurance that we will be able to execute any or all of our strategic plan. Failure to execute any or all of the strategic plan could have a material adverse effect on us, our financial condition, results of operations, or cash flows.

     Our indebtedness limits funds available for our operations.

      As of June 30, 2004, we had approximately $1.3 billion in indebtedness. Our indebtedness may limit our ability to obtain additional financing and require the dedication of more cash flow to service our debt than we desire. Furthermore, it may require sales of assets or limit our flexibility in planning for, or reacting to, changes in our markets. Our ability to satisfy our indebtedness in a timely manner is, in part, dependent on the successful execution of our long-term strategic plan and the resulting improvements in our operating performance.

Our existing credit agreement and indentures contain covenants that may prevent us from engaging in certain transactions.

      Our existing credit agreement and indentures contain, among other things, various affirmative and negative covenants that may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. These covenants limit, among other things, our and our subsidiaries’ ability to:

•	borrow money;

•	make investments;

•	engage in transactions with affiliates;

•	engage in sale-leaseback transactions; and

•	consummate certain liens on assets.

      Our existing credit agreement also requires us to maintain certain financial ratios and satisfy other financial condition tests. Although the maturity of our bank credit agreement brings an end to the restrictions created by it, any future credit agreements or indentures may contain terms and conditions that are more or less restrictive than those of the existing bank credit agreement and indentures.

If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we could have to make material cash payments to fund certain trust funds.

      We have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf, as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been issued to support our preneed funeral and preneed cemetery activities. The applicable Florida law that allows posting of surety bonds for preneed contracts will expire December 31, 2004. Thus, we are required to change from bonding to either trust or insurance funding for new prearranged funeral and cemetery contracts in Florida by December 31, 2004. Of the total bonding contract proceeds we received from customers for 2003 and 2002, approximately $67.1 million and $70.3 million, respectively, were attributable to Florida contracts. Of the total bonding proceeds we received for the six months ended June 30, 2004 and 2003, approximately $13.6 million and $22.9 million, respectively, were attributable to the state of Florida. On February 1, 2004, we elected to begin trusting as a financial assurance mechanism in Florida, rather than surety bonding, on new Florida business. Our net trust deposits attributable to the five months ended June 30, 2004 of new Florida business were $6.5 million. At June 30, 2004, we had $349.4 million of total surety bonds outstanding. No trust deposits were made in 2003 in Florida as we used surety bonding as our financial assurance mechanism on new business in that year. Furthermore, our future cash flows could be materially affected if we lost access to using surety bonds for financial assurance in our normal course of business. We are currently evaluating our surety bonding program and may elect to discontinue the use of bonding in other states or cancel certain outstanding bonds and replace with funds in trusts in accordance with state regulations.

The funeral home and cemetery industry is becoming increasingly competitive.

      In North America and most international markets in which we operate, the funeral and cemetery industry is characterized by a large number of locally owned, independent operations. To compete successfully, our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. In addition, we must market our company in such a manner as to distinguish us from our competitors. If we are unable to compete effectively, our company, our financial condition, results of operations and cash flows could be materially adversely affected.

Our affiliated funeral and cemetery trust funds own investments in equity securities and mutual funds, which are affected by financial market conditions that are beyond our control.

      In connection with our preneed funeral operations and preneed cemetery merchandise and service sales, affiliated funeral and cemetery trust funds own investments in equity securities and mutual funds. Our earnings and investment gains and losses on these equity securities and mutual funds are affected by financial market conditions that are beyond our control. If our earnings from our trust funds decline, we would likely experience a decline in future revenues or income. In addition, if the trust funds experienced significant investment losses, there would likely be insufficient funds in the trusts to cover the costs of delivering services and merchandise or maintaining cemeteries in the future. We would have to cover any such shortfall with cash flows, which could have a material adverse effect on us, our financial condition, results of operations, or cash flows.

      As of June 30, 2004, net unrealized appreciation in the preneed funeral and cemetery merchandise and services trust funds amounted to $15.7 million and $59.4 million, respectively. The perpetual care trust funds had net unrealized appreciation of $20.0 million as of June 30, 2004. The following table summarizes the investment returns excluding fees on our trust funds.

	December 31,

	2001	2002	2003

Preneed funeral trust investments	1.7%	(7.6)%	17.9%
Cemetery merchandise services trust investments	1.0%	(5.5)%	17.1%
Perpetual care trust investments	4.3%	5.3%	12.6%

Increasing insurance benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price guaranteed funeral service.

      We sell price guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. For preneed funeral contracts funded through life insurance or annuity contracts, we receive in cash a general agency commission of approximately 14% of the total sale from the third party insurance company. There is no guarantee that the increasing insurance benefit will cover future increases in the cost of providing a price guaranteed funeral service, which could materially adversely affect our future cash flows, revenues and profit margins.

We may not be able to sell or joint venture our international operations on acceptable terms or at all.

      Our long-term strategic plan includes the sale or joint venture of our remaining international operations outside of North America. In June 2004, management committed to a plan to divest the existing cemetery and funeral operations in Argentina and Uruguay. We are actively marketing these operations and plan to have no continuing interest in these operations subsequent to the disposal of the Argentine and Uruguay businesses. However, if we are unable to sell or joint venture our South America operations on acceptable terms or otherwise, it could adversely affect our ability to achieve our strategic plan.

Our foreign operations and investments involve special risks.

      Our activities in areas outside the United States are subject to risks inherent in foreign operations, including the following:

•	loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, wars, insurrection and other political risks;

•	the effects of currency fluctuations and exchange controls, such as devaluation of foreign currencies and other economic problems; and

•	changes in laws, regulations, and policies of foreign governments, including those associated with changes in the governing parties.

We are the subject of lawsuits in Florida that, if not settled in accordance with the agreement in principle with respect thereto, could have a negative effect on our financial condition, results of operations and cash flows and we may be subject to additional class action or other significant lawsuits in the future.

      In December 2003, we entered into an agreement in principle to settle the class action lawsuit and all individual related lawsuits pending against us involving our Menorah Gardens and Funeral Chapels in Florida (the “Consumer Lawsuit”), with the exception of two lawsuits pending in Palm Beach County, Florida. A settlement agreement pertaining specifically to the Consumer Lawsuit was filed with the court on March 2, 2004 and the court preliminarily approved the settlement agreement in March 2004. A fairness hearing is scheduled in September 2004 at which time the court will hear any objections to the settlement and determine whether final approval will be granted. All claims under the Consumer Lawsuit will be dismissed if final court approval of the settlement is obtained and other conditions are met. The terms of the proposed settlement call for us to make payments totaling approximately $100 million in settlement of these claims. As of December 31, 2003, we had recorded reserves of $100 million relating to this matter. In the fourth quarter of 2003, we recognized a receivable of $25 million for expected recoveries under one primary layer of our insurance coverage related to the litigation. During the first quarter of 2004, we deposited $100 million into escrow for this proposed settlement.

      We have a substantial face amount of insurance coverage remaining, although there are various unresolved insurance coverage disputes in litigation.

      If the settlement is not approved by the court, the proceedings and litigation will continue. We cannot assure you that the results of any such continued proceedings and litigation would be on terms as favorable as those of the current settlement agreement.

      In addition, we are involved in other litigation proceedings in the ordinary course of business. There is a risk that one of the lawsuits that we do not view as significant at the moment, or an additional lawsuit brought in the future, could have a material adverse effect on us, our financial condition, results of operations, or cash flows.

We are the subject of securities fraud class action lawsuits that, if not settled in accordance with a memorandum of understanding with respect thereto, could have a negative effect on our financial condition, results of operations and cash flows.

      In January 1999, numerous putative class-action lawsuits were filed in the United States District Courts for the Southern and Eastern Districts of Texas, on behalf of persons and entities who (1) acquired shares of our common stock in the merger with Equity Corporation International (ECI); (2) purchased shares of our common stock in the open market during the period from July 17, 1998 through January 26, 1999 (referred herein as the class period); (3) purchased call options in the open market during the class period; (4) sold put options in the open market during the class period; (5) held employee stock options in ECI that became options to acquire our stock pursuant to the ECI merger; and (6) held employee stock options to purchase our common stock under a plan during the class period. These actions have been consolidated into one lawsuit in the federal court in Houston, Texas. The consolidated complaint alleges that we and three of our current or former executive officers and directors (the Individual Defendants) violated federal securities laws by making false and misleading statements and failing to disclose material information concerning our prearranged funeral business and other financial matters, including in connection with the ECI merger. Plaintiffs allege damages based on the market loss, during the class period, of the outstanding shares, including those exchanged in the ECI merger. In October 1999, we filed a motion to dismiss the consolidated complaint that has not been ruled on by the court.

      On April 20, 2004, we announced that we had entered into a memorandum of understanding to settle the stockholder class-action for $65 million. We and our insurance carriers have also entered into an agreement providing for the payment by our insurance carriers of $30 million towards this settlement. As a result, we paid approximately $35 million into escrow for that proposed settlement in the second quarter of 2004. As of June 30, 2004, we had a related $35 million reserve accrued as the settlement has not been finalized.

      The proposed settlement is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out of the proposed settlement and other conditions. We are not obligated to proceed with the proposed settlement if more than a specified percent of the class members opt out and elect to bring separate legal actions. Accordingly, if less than such specified percent of the class members opt out, we could have additional potential liability for such opt out claims and still be obligated to carry out the proposed settlement. At this time, we are not able to determine the quantification of this additional potential liability.

      In addition, several other related lawsuits have been filed against us and the Individual Defendants in Texas state courts by former SCI and ECI shareholders. In one of these lawsuits, T. Rowe Price Balanced Fund, Inc., et al, the plaintiff seeks recovery of at least $32 million in actual damages plus unspecified exemplary damages.

We are subject to environmental regulations.

      Our operations are also subject to increasingly stringent laws and regulations related to environmental protection, including laws and regulations governing air emissions, waste water discharge, waste management and disposal, materials storage and handling, and workplace safety. Failure to comply with such laws and regulations could result in the assessment of substantial administrative, civil, and criminal penalties, the imposition of investigatory and remedial obligations, and the issuance of injunctions restricting or prohibiting our activities. Moreover, it is possible that implementation of stricter environmental laws and regulations, or regulatory interpretations of these laws and regulations, could result in additional, currently unidentifiable costs or liabilities to us, such as requirements to purchase pollution control equipment or implement operational changes or improvements. While we believe we are in substantial compliance with existing environmental laws and regulations, we cannot assure you that we will not incur substantial costs in the future.

If the number of deaths in our markets declines, our cash flows and revenues may decrease.

      The United States Bureau of the Census projects that the number of deaths in the United States will grow between 0.7% and 0.8% annually through 2010. However, modern advances in medicine and healthier lifestyles could reduce the number of deaths during this time. If the number of deaths declines, the number of funeral services and interments performed by us will decrease and our financial condition, results of operations and cash flows may be materially adversely effected.

The growing trend in the number of cremations performed in North America could result in lower revenue and gross profit dollars.

      In North America, social trends, religious changes, environmental issues and cultural preferences are driving an increasing preference for cremation. Approximately 40% of the total funeral services we perform are cremation services, as compared to a national average of approximately 30%. The rate of cremation in North America has been increasing approximately 100 to 150 basis points each year and we expect this trend to continue in the near term. A cremation service historically has generated less revenues and gross profit dollars than a traditional funeral service. Additionally, the cremation consumer may choose not to purchase cemetery property or merchandise. In recent years we have continued to expand our cremation memorialization products and services which has resulted in higher average sales for cremation services. If we are unable to successfully expand our cremation memorialization products and services, our financial condition, results of operations, and cash flows could be materially adversely affected.

The funeral home and cemetery businesses are high fixed-cost businesses.

      The majority of our operations throughout the world are managed in groups called “markets.” Markets are geographical groups of funeral service locations and cemeteries that share common resources such as operating personnel, preparation services, motor vehicles and preneed sales personnel. Personnel costs, the largest of the operating expenses for the company, are the cost components most beneficially affected by this grouping. We must incur many of these costs regardless of the number of funeral services or interments performed. Because we cannot necessarily decrease these costs when we experience lower sales volumes, the sales decline may cause margins, profits and cash flows to decline at a greater rate than the decline in revenues.

The funeral home and cemetery industry is highly regulated.

      Our operations are subject to regulation, supervision, and licensing under numerous foreign, federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our funeral and cemetery operations. Violations of applicable laws could result in fines or other sanctions to us.

      In addition, from time to time, governments and agencies propose to amend or add regulations, which would increase costs and decrease cash flows. For example, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, results of operations and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this prospectus and in the documents incorporated by reference in this prospectus. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made in this prospectus and in any other documents or oral presentations made by us or on our behalf. In addition to the factors described in this prospectus under “Risk Factors — Risks Related to Our Business” and those set forth from time to time in our filings with the Commission, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others, the following:

•	Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

•	The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

•	Our ability to consummate the previously disclosed proposed settlement of the stockholder class-action involving allegations of violations of federal securities laws, which is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out, and other conditions.

•	Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto, and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

•	Amounts payable by us with respect to our outstanding legal matters exceeding reserves established by us.

•	Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.

•	Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.

•	Changes to net income and our financial condition as a result of our ongoing reconciliation processes regarding our trust assets and preneed backlogs.

•	Changes in consumer demand and/or pricing for our products and services due to several factors, such as change in local number of deaths, cremation rates, competitive pressures and local economic conditions.

•	Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

•	Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

•	Our ability to successfully complete our ongoing process improvement and system implementation projects, including our replacement of our North America point-of-sale information technology systems.

•	Our ability to successfully access surety and insurance markets at a reasonable cost.

•	Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

•	The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.

      You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the Commission under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the Commission allow us to omit some information included in the registration statement from this prospectus.

      In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission’s public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You may also obtain copies of this information by mail from the public reference section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including SCI, who file electronically with the Commission. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005. In addition, you can obtain certain documents, including those filed with the Commission, through our website at www.sci-corp.com.

      We “incorporate by reference” information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Commission. This important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference in this prospectus contain important information about SCI and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (except Items 6, 7 and 8 which are superseded by our Current Report on Form 8-K filed on September 2, 2004, which is incorporated herein by reference);

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

•	Current Reports on Form 8-K, dated March 24, 2004, March 30, 2004, April 14, 2004, April 22, 2004, May 13, 2004 July 26, 2004, August 16, 2004 (Item 5 only) and September 2, 2004.

      All documents filed by us with the Commission from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated by reference in this prospectus.

      We also disclose information about us through current reports on Form 8-K that are furnished to the Commission pursuant to Item 2.02 (Results of Operations and Financial Condition) and Item 7.01 (Regulation FD Disclosure) of Form 8-K (formerly Item 12 and Item 9, respectively). This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference in this prospectus.

      You can obtain any of the documents listed above or any additional documents that we file with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, through us at the address below or through our web site at www.sci-corp.com or from the Commission through the Commission’s web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Service Corporation International

1929 Allen Parkway
Houston, Texas 77019
Attention: James M. Shelger, Esq.
Telephone No.: (713) 522-5141

      To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before                      .

      We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

      If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

      The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

SELECTED HISTORICAL AND PROFORMA FINANCIAL INFORMATION

      The following tables set forth historical and pro forma data as of the dates and for the periods indicated as described below.

Historical

      The following selected consolidated financial data for the years ended December 31, 1999 through December 31, 2003 is derived from our audited consolidated financial statements, as restated for the years ended December 31, 2000 through December 31, 2003. The selected consolidated financial data for the six months ended June 30, 2003 and June 30, 2004 is derived from our unaudited interim consolidated financial statements as restated for the six months ended June 30, 2003. The operating data includes reclassifications to conform to current period presentations with no impact on net income. The data set forth should be read in conjunction with our consolidated financial statements and accompanying notes to the consolidated financial statements included in our 2003 Form 10-K, June 30, 2004 Form 10-Q and Current Reports on Form 8-K dated September 2, 2004. The historical information is not necessarily indicative of the results to be expected in the future.

      The financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, and the interim six months ended 2003 have been restated. All applicable amounts relating to these restatements have been reflected in the following selected financial data.

      In March 2004, we completed a joint venture transaction of our funeral operations in France. The 2004 Statement of Operations Data and Balance Sheet Data reflect a pretax gain of $6.4 million and a tax benefit of $27.2 million on this transaction. The financial position and results of operations of our France operations are reflected in the Balance Sheet Data and Statement of Operations Data, respectively, for all periods presented through March 11, 2004, the date the joint venture transaction was consummated. As a result of the transaction, our investment in France was reduced to 25% and is accounted for using the equity method of accounting subsequent to March 11, 2004.

Proforma

      Adjustments to the historical data to present proforma data in the tables below include:

(i) Pensions. Effective January 1, 2004, we changed our accounting for gains and losses on our pension plan assets and liabilities. We now recognize such gains and losses in our consolidated statement of operations as such gains and losses are incurred. Prior to 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). We believe the change is preferable as the new method of accounting better reflects the economic nature of our pension plans and recognizes gains and losses on the pension plan assets and liabilities in the year the gains or losses occur. As a result of this accounting change, we recognized a charge for the cumulative effect of an accounting change of $33.6 million, net of applicable taxes, as of January 1, 2004, which represents accumulated unrecognized net losses related to the pension plan assets and liabilities. In addition, for interim periods, we record net pension expense reflecting estimated returns on plan assets and obligations. Upon completion of the annual remeasurement during the fourth quarter, we recognize actual gains and losses on plan assets and obligations. The proforma selected consolidated statement of operations data presented below reflects the application of this accounting change to the financial data for the five years ended December 31, 2003 and for the interim period ended June 30, 2003.

(ii) Goodwill. In 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 addresses accounting for goodwill and other intangible assets and redefines useful lives, amortization periods and impairment of goodwill. Under the pronouncement, goodwill is no longer amortized, but is tested for impairment annually by assessing the fair value of reporting units, generally one level below reportable segments. As a result of the adoption of SFAS 142, we recognized a non-cash charge in 2002 reflected as a cumulative effect of accounting change of $135.6 million, net of applicable taxes, related to the impairment of goodwill in our North America cemetery reporting unit. The proforma selected consolidated statement of operations data presented below reflects the application of SFAS 142 to the financial data for the three years ended December 31, 2001.

(iii) Revenue Recognition. In 2000, we implemented Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). As a result of this implementation, we changed certain of our accounting policies regarding preneed sales activities. We recorded a non-cash charge reflected as a cumulative effect of accounting change of $866.1 million (as restated), net of applicable taxes, as of January 1, 2000. The proforma selected consolidated statement of operations data presented below reflects the application of SAB 101 for the year ended December 31, 1999.

      The following tables should be read together with our Annual Report on Form 10-K for the year ended December 31, 2003, our Current Reports on Form 8-K filed March 24, 2004 and September 2, 2004, and our Quarterly Report on Form 10-Q for the six months ended June 30, 2004, each of which is incorporated by reference in this registration statement.

      The information in the following table is reported on a historical basis (in thousands, except per share data).

	Historical

						Six months ended
	Year ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

		(Restated)	(Restated)	(Restated)		(Restated)
Selected Consolidated Statement of Operations Data:
Revenue	$2,979.0	$2,569.5	$2,489.0	$2,312.4	$2,328.4	$1,162.9	$1,018.2
Income (loss) from continuing operations before cumulative effects of accounting changes	$(55.8)	$(388.4)	$(463.9)	$(82.2)	$82.6	$58.0	$87.8
Net income (loss)	$(32.4)	$(1,294.1)	$(623.4)	$(232.5)	$85.1	$59.4	$74.9
Earnings per share:
Income (loss) from continuing operations before cumulative effects of accounting changes
Basic	$(0.21)	$(1.43)	$(1.63)	$(0.28)	$0.28	$0.19	$0.29
Diluted	$(0.21)	$(1.43)	$(1.63)	$(0.28)	$0.27	$0.19	$0.27
Net income (loss)
Basic	$(0.12)	$(4.75)	$(2.19)	$(0.79)	$0.28	$0.19	$0.25
Diluted	$(0.12)	$(4.75)	$(2.19)	$(0.79)	$0.28	$0.19	$0.23
Dividends per share	$0.27	$—	$—	$—	$—	$—	$—
Selected Consolidated Balance Sheet Data:
Total assets	$10,779.7	$10,525.0	$9,025.0	$7,798.2	$7,725.2	$7,647.9	$8,438.8
Long-term debt, less current maturities	$3,622.2	$3,078.7	$2,301.4	$1,874.1	$1,519.2	$1,594.9	$1,238.8
Stockholders’ equity	$3,495.3	$2,025.0	$1,456.4	$1,326.7	$1,527.0	$1,416.0	$1,876.5

      The information in the following table is reported on a proforma basis (in thousands, except per share data).

	Proforma

						Six months ended
	Year ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Proforma)	(Proforma)	(Proforma)	(Proforma)	(Proforma)	(Proforma)
Selected Consolidated Statement of Operations Data:
Revenue	$2,716.2	$2,569.5	$2,489.0	$2,312.4	$2,328.4	$1,162.9	$1,018.2
Income (loss) from continuing operations before cumulative effects of accounting changes	$(153.8)	$(333.4)	$(433.7)	$(86.8)	$95.3	$61.8	$87.8
Net income (loss)	$(129.7)	$(368.2)	$(593.2)	$(101.5)	$97.8	$63.1	$108.5
Earnings per share:
Income (loss) from continuing operations before cumulative effects of accounting changes
Basic	$(0.56)	$(1.22)	$(1.52)	$(0.29)	$0.32	$0.21	$0.29
Diluted	$(0.56)	$(1.22)	$(1.52)	$(0.29)	$0.32	$0.20	$0.27
Net income (loss)
Basic	$(0.48)	$(1.35)	$(2.08)	$(0.34)	$0.33	$0.21	$0.36
Diluted	$(0.48)	$(1.35)	$(2.08)	$(0.34)	$0.33	$0.20	$0.33
Dividends per share	$0.27	$—	$—	$—	$—	$—	$—
Selected Consolidated Balance Sheet Data:
Total assets	$10,502.8	$10,319.0	$8,878.2	$7,798.2	$7,725.2	$7,642.2	$8,438.8
Long-term debt, less current maturities	$3,622.2	$3,078.7	$2,301.4	$1,874.1	$1,519.2	$1,594.9	$1,238.8
Stockholders’ equity	$2,371.8	$1,817.5	$1,279.1	$1,280.3	$1,493.4	$1,399.0	$1,876.5

RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratio amounts)

						Six Months Ended
	Years Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

		(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Ratio (earnings divided by fixed charges)	A	A	A	A	1.69	2.11	2.03

A.	Due to the losses from continuing operations before income taxes and cumulative effects of accounting changes in the years ended December 31, 1999, 2000, 2001, and 2002, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income from continuing operations before income taxes and cumulative effect of accounting changes of $72,919, $468,036, $420,355 and $119,144 for the years ended December 31, 1999, 2000, 2001 and 2002, respectively.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with our issuance of the Old Notes. We received net proceeds of approximately $243 million from the issuance of the Old Notes after deducting initial purchasers’ discounts and offering expenses. We used approximately $214 million of the net proceeds of the Old Notes to pay for the $200 million aggregate principal amount, premium and accrued interest of our 6.00% Notes due 2005 tendered pursuant to our tender offer for those notes. We used the remaining net proceeds for the June 2004 redemption of our 6.75% Convertible Subordinated Notes due 2008 and for general corporate purposes.

      We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under “Description of the Notes.” The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.

CAPITALIZATION

      The following table sets forth our historical unaudited consolidated capitalization as of June 30, 2004, which includes the original issuance of $250 million of the Old Notes and our application of the net proceeds therefrom as described above. The exchange of the Old Notes for the New Notes will not impact our overall total capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and our Current Reports on Form 8-K filed on September 2, 2004, each of which is incorporated by reference in this prospectus.

As of June 30, 2004

(In thousands,
except share
amounts)
Cash and cash equivalents(1)	$340,884

Debt:
6.75% Senior Notes due 2016	250,000
Other debt(2)	1,047,602

Total debt(2)	$1,297,602

Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized	337,369
337,368,804 issued and outstanding (net of 2,469,445 treasury shares, at par)
Capital in excess of par value	2,476,263
Unearned compensation	(2,507)
Accumulated deficit	(863,184)
Accumulated other comprehensive loss	(71,483)

Total stockholders’ equity(3)	1,876,458

Total capitalization(2)	$3,174,060

      (1) As of June 30, 2004, our $25 million receivable from our insurance carrier related to a litigation matter remains outstanding. Subsequent to June 30, 2004, we paid $51.8 million to satisfy a contingent purchase obligation, paid $6.3 million as a purchase price adjustment related to our March 2004 joint venture of our French business, and repaid the entire $11.4 million of certain life insurance policy loans (reported within deferred charges and other assets on our Consolidated Balance Sheet above). In addition, we received a return of cash collateral of $27 million subsequent to June 30, 2004.

      (2) Excludes $9.3 million of indebtedness associated with operations reported as discontinued as of June 30, 2004.

      (3) On August 16, 2004, we announced a share repurchase program authorizing the investment of up to $100 million to repurchase our common stock.

THE EXCHANGE OFFER

Exchange Terms

      Old Notes in an aggregate principal amount of $250,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $250,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.

      The New Notes will bear interest at a rate of 6.75% per year, payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2004. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	the New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

      If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”

      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

      The exchange offer expires at 5:00 p.m., New York City time, on                     , unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”

      Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

      In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

      In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

      Based on interpretations of the Commission staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

      If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on those interpretations by the Commission staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

      We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

      If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

      If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

      Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company

      The exchange agent and Depository Trust Company (DTC) have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form

      For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

      Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.

      The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use property insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee

      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the Old Notes are tendered for the account of an eligible institution.

      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

      The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

      If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters

      New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

      We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

      Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

      If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the Commission, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.

Transfer Taxes

      We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

      If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

      In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

      Global Bondholder Services Corporation has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth on the inside of the back cover of this prospectus.

Information Agent

      Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the inside of the back cover of this prospectus. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DESCRIPTION OF THE NOTES

      The New Notes will be issued, and the Old Notes were issued, under an indenture dated February 1, 2003 between us and The Bank of New York, as trustee, as supplemented through April 14, 2004. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act of 1939, as amended, in effect on the date of the indenture. This summary of the material terms of the New Notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Global Bondholder Services Corporation, the information agent for the exchange offer, will provide a copy of the indenture governing the New Notes, at no cost, to any holder who receives this prospectus. To request a copy of this document, you should telephone Global Bondholder Services Corporation at the telephone number on the inside of the back cover of this prospectus. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

      In this description, references to “SCI,” “we,” “us,” and “ours” mean only Service Corporation International and not any of our subsidiaries.

General

      The notes:

•	are our general unsecured obligations;

•	rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness; and

•	are senior in right or payment to all of our subordinated indebtedness.

      The notes are unsecured and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured. As of June 30, 2004, we and our subsidiaries had approximately $1 billion of indebtedness (excluding the $250 million notes referenced in this prospectus and letter of credit obligations), of which approximately $11 million represents our senior secured indebtedness and the remainder represents our senior unsecured indebtedness. As of June 30, 2004, our subsidiaries had approximately $40 million of indebtedness (excluding guarantees of our indebtedness and intercompany receivables), which is included in the $1 billion of consolidated indebtedness and consists of approximately $29 million of senior unsecured debt and approximately $11 million of senior secured debt.

      There are no contractual limitations in the indenture on the issuance of additional indebtedness that could rank equally with the notes or the issuance of additional indebtedness by our subsidiaries, to which the notes would be structurally subordinated. Our bank credit agreement contains certain contractual limitations on the issuance of additional indebtedness that could rank equally with the notes; however, the lenders under the agreement may waive these limitations, and any new agreement into which we enter may not contain similar limitations.

Maturity and Interest

      The notes will mature on April 1, 2016. Interest on the notes will:

•	accrue at a rate of 6.75% per year;

•	be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 2004;

•	be payable to the persons in whose names the notes are registered at the close of business on the March 15 or September 15 preceding the applicable interest payment date;

•	accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

      If we fail to comply with our obligations to file and maintain a registration statement in accordance with the registration rights agreement described under “Exchange Offer and Registration Rights,” additional interest will accrue on the notes. All references in this registration statement to “interest” are deemed to include any such additional interest, unless the context indicates otherwise.

      If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Optional Redemption

      The notes will be redeemable, in whole or in part, at our option at any time, upon at least 30 days’ and not more than 60 days’ notice to the holders, at a redemption price equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points plus, in each case, accrued interest thereon to the date of redemption.

Selection

      If we redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

Covenants

Limitation on Liens

      Pursuant to the indenture, neither we, nor any subsidiary, may mortgage, pledge, encumber or subject to any lien or security interest to secure any of our obligations or any obligation of any subsidiary (other than obligations owing to us or a wholly owned subsidiary) any assets without providing that the senior debt securities issued pursuant to the indenture shall be secured equally and ratably with (or prior to) any other obligation so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt of us and our subsidiaries (excluding secured indebtedness existing as of the date the indenture was executed and any extensions, renewals or refundings thereof that do not increase the principal amount of indebtedness so extended, renewed or refunded and excluding secured indebtedness incurred as set forth below) would not exceed 10% of Consolidated Net Worth of us and our subsidiaries.

      The indenture provides that all accounting terms have the meanings assigned to them in accordance with generally accepted accounting principles as in effect at the date of the indenture and, therefore, Consolidated Net Worth will not reflect changes in generally accepted accounting principles adopted or implemented after the date of the indenture, including Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”

      This restriction will not prevent us or any subsidiary:

•	from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by it after the date of the indenture, as security for purchase money obligations incurred by it in connection with the acquisition of such property, whether payable to the person from whom such property is acquired or otherwise;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest current assets to secure current liabilities;

•	from extending, renewing or refunding any indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such indebtedness so extended, renewed or refunded shall not be increased; or

•	from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

Limitation on Sale and Leaseback Transactions

      The indenture provides that neither we nor any subsidiary will enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to us or a subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by us or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

•	such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which we or any subsidiary would have been permitted to create under the covenant described in “— Limitation on Liens” without equally and ratably securing all senior debt securities (including the notes) then outstanding under the indenture; or

•	within 120 days after such transaction we applied (and in any such case we covenant that we will so apply) an amount equal to the greater of

•	the net proceeds of the sale of the real property leased pursuant to such transaction or

•	the fair value of the real property so leased at the time of entering into such transaction (as determined by our board of directors)

        to the retirement of Funded Debt of SCI; provided that the amount to be applied to the retirement of Funded Debt of SCI shall be reduced by: (1) the principal amount of any senior debt securities outstanding under the indenture delivered within 120 days after such sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than senior debt securities outstanding under the indenture, voluntarily retired by us within 120 days after such sale; provided, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Consolidation, Merger or Sale

      We may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of our property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case

•	immediately after such transaction we or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the indenture to be kept or performed by us;

•	the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

•	the corporation (if other than SCI) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, our obligations under the indenture.

      In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as SCI and subject to the conditions set forth in the indenture, and, except in the case of a lease, we shall be relieved of any further obligation under the indenture and any senior debt securities issued thereunder.

Discharge and Defeasance

      We may discharge or defease our obligations with respect to the notes as set forth below.

      We may discharge all of our obligations (except those set forth below) to holders of the notes that have not already been delivered to the trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by irrevocably depositing with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding notes.

      We may also discharge at any time all of our obligations (except those set forth below) to holders of the notes (“defeasance”) if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of and premium, if any, and interest, if any, on all outstanding notes when due, and such funds have been so deposited for 91 days;

•	such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we deliver to the trustee an opinion of counsel to the effect that the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal, premium, if any, and interest payments on the notes. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law, since such a result would not occur under current tax law.

      In the event of such discharge and defeasance of the notes, the holders thereof would be entitled to look only to such trust funds for payment of the principal of and any premium and interest on the notes.

      Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of such notes:

(1) rights of registration of transfer and exchange of notes;

(2) rights of substitution of mutilated, defaced, destroyed, lost or stolen notes;

(3) rights of holders of notes to receive payments of principal thereof, premium, if any, and interest, if any, thereon when due from the trust funds held by the trustee;

(4) the rights, obligations, duties and immunities of the trustee;

(5) the rights of holders of notes as beneficiaries with respect to property deposited with the trustee payable to all or any of them; and

(6) our obligation to maintain an office or agency for notice, payments and transfers in respect of notes.

Modification of the Indenture

      The indenture provides that SCI and the trustee may enter into supplemental indentures without the consent of any holders of senior debt securities outstanding thereunder to:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	add covenants or make the occurrence and continuance of a default in such additional covenants a new event of default for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the holders of senior debt securities issued thereunder;

•	establish the form and terms of any series of senior debt securities to be issued pursuant to the indenture;

•	evidence the acceptance of appointment by a successor trustee; or

•	secure the senior debt securities with any property or assets.

      The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of notes; provided that neither we nor the trustee may, without the consent of the holder of each outstanding note:

•	extend the stated maturity of the principal of the notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, reduce or alter the method of computation of any amount payable on redemption thereof, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, or impair or affect the right of any holder to institute suit for the enforcement of any payment thereof; or

•	reduce the percentage in aggregate principal amount of notes, the consent of the holders of which is required for any such modification.

Events of Default

      An Event of Default with respect to the notes is defined as being any one or more of the following events:

(1) failure to pay any installment of interest on the notes for 30 days;

(2) failure to pay the principal of or premium, if any, on any of the notes when the due;

(3) failure to perform any other of the covenants or agreements in the notes or in the indenture that continues for a period of 60 days after being given written notice;

(4) if a court having jurisdiction enters a bankruptcy order or a judgment, order or decree adjudging SCI a bankrupt or insolvent, or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of SCI and the judgment, order or decree remains unstayed and in effect for a period of 60 consecutive days;

(5) if we institute a voluntary case in bankruptcy, or consent to the institution of bankruptcy or insolvency proceedings against us, or file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief, or consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors; or

(6) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary (other than non-recourse indebtedness), whether such indebtedness exists on the date of the indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $5,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the trustee by registered mail, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the notes then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the indenture.

      If an Event of Default with respect to the notes then outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the notes then outstanding shall have already become due and payable, either the trustee or the holders of not less than 25 percent in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee if given by holders of notes), may declare the unpaid principal amount of all notes then outstanding and the optional redemption premium, if any, and interest, if any, accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the unpaid principal amount of such notes shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, we shall pay or shall deposit with the trustee a sum sufficient to pay all matured installments of interest, if any, upon all such notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by such notes to the date of such payment or deposit) and the reasonable compensation, disbursements, expenses and advances of the trustee, and any and all defaults under the indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on such notes which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the indenture or provision deemed by the trustee to be adequate shall have been made therefor, then and in every such case the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. If any Event of Default with respect to us specified in clause (4) or (5) above occurs, the unpaid principal amount and accrued interest on all notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the trustee or any holder of such notes.

      If the trustee shall have proceeded to enforce any right under the indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the trustee, then and in every such case we, the trustee and the holders of such notes shall be restored respectively to their several positions and rights under the indenture, and all rights, remedies and powers of SCI, the trustee and the holders of such notes shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1) or (2) above, the trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the trustee by us, a paying agent or any holder of the notes.

      The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable security or indemnity.

      No holder of notes then outstanding shall have any right by virtue of or by availing of any provision of the indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the indenture or the notes or for the appointment of a receiver or trustee or similar official, or for any other remedy under the indenture or under the notes, unless such holder previously shall have given to the trustee written notice of default and of the continuance thereof, and unless the holders of not less than 25 percent in aggregate principal amount of notes then outstanding shall have made written request to the trustee to institute such action, suit or proceeding in its own name as trustee and shall have offered to the trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. Notwithstanding any other provisions in the indenture, however, the right of any holder of the notes to receive payment of the principal of and premium, if any, and interest, if any, on such notes, on or after the respective due dates expressed in such notes, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder.

      The holders of at least a majority in aggregate principal amount of notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes; provided that (subject to certain exceptions) the trustee shall have the right to decline to follow any such direction if the trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the trustee in good faith shall determine that the action or proceeding so directed would involve the trustee in personal liability. The holders of 66 2/3% in aggregate principal amount of the notes then outstanding may on behalf of the holders of all of such notes waive any past default or Event of Default and its consequences except a default in the payment of premium, if any, or interest, if any, on, or the principal of, such notes. Upon any such waiver we, the trustee and the holders of all notes shall be restored to their former positions and rights under the indenture, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the notes and the indenture be deemed to have been cured and to be not continuing.

      The trustee shall, within 90 days after the occurrence of a default, with respect to the notes then outstanding, mail to all holders of such notes, as the names and the addresses of such holders appear upon the notes register, notice of all defaults known to the trustee with respect to such notes, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of these provisions being hereby defined to be the events specified in clauses (1), (2), (3), (4), (5) and (6) above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (3) or (6) but in the case of any default of the character specified in said clause (3) or (6) no such notice to holders of notes shall be given until at least 60 days after the giving of written notice thereof to us pursuant to said clause (3) or (6), as the case may be); provided, that, except in the case of default in the payment of the principal of, premium, if any, or interest, if any, on any of the notes, the trustee shall be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the best interests of the holders of the notes.

      We are required to furnish to the trustee annually a statement as to the fulfillment by us of all of our obligations under the indenture.

Governing Law

      The indenture and the notes are governed by the laws of the State of Texas.

Definitions

      For all purposes of the indenture and this registration statement, the following terms shall have the respective meanings set forth below (except as otherwise expressly provided or unless the context otherwise clearly requires). All accounting terms used in the indenture and herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted at the date of the indenture, February 1, 1993.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

      “Consolidated Net Worth” means, at any date, the sum of (1) the par value (or value stated on our books) of the capital stock of all classes (includes preferred stock), plus (or minus in the case of a deficit) (2) the amount of the consolidated surplus, whether capital or earned, of us and our subsidiaries, determined in accordance with generally accepted accounting principles.

      “Funded Debt” means indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such indebtedness.

      “Quotation Agent” means the Reference Treasury Dealer appointed by SCI.

      “Reference Treasury Dealer” means each of Merrill Lynch (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by SCI.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SCI, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

      The registered holder of a note will be treated as its owner for all purposes.

Notices

      Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register.

No Personal Liability of Officers, Directors or Stockholders

      No director, officer or stockholder, as such, of SCI will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

Concerning the Trustee

      The Bank of New York is the trustee under the indenture.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain United States federal income tax consequences relating to exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements. Except as otherwise stated in this discussion, this discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A “United States person” is:

•	an individual citizen or resident of the United States or any political subdivision thereof;

•	a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

      Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	tax-exempt investors;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

•	United States persons whose functional currency is not the United States dollar.

      If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors.

      We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

Receipt of New Notes

      Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

•	you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

•	your holding period in the New Notes will include your holding period in the Old Notes; and

•	your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

Taxation of Interest

      Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of New Notes

      You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note reduced by any payments other than payments of qualified stated interest made on the Old Note.

      Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

Non-United States Holders

      The following discussion applies to Non-United States Holders. You are a “Non-United States Holder” if you are not a United States person. Special rules may apply to you if you are a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.

     Exchange of Old Notes

      Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading “— Receipt of New Notes.”

     Interest

      Interest that we pay to you on the New Notes will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

•	do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	are not a controlled foreign corporation with respect to which we are a related person;

•	are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•	you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a New Note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate).

      If you are engaged in a trade or business in the United States, and if interest on a New Note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See “— Taxation of Interest.” In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

     Gain on Disposition

      You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a New Note unless:

•	the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     Applicable Tax Treaties

      You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.

Information Reporting and Backup Withholding

     United States Persons

      In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     Non-United States Holders

      Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

      The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

      You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

ERISA CONSIDERATIONS

      If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

      The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

Fiduciary Responsibilities

      ERISA imposes requirements on (1) employee benefit plans subject to ERISA, (2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and (3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document and other instruments governing the plan; and

(2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

      You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

      We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

      ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and (2) persons who have specified relationships to the plans. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

      Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

(1) Prohibited transaction class exemption or “PTCE” exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers);

      These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.

Treatment of Notes as Debt Instruments

      Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the “plan assets regulations”), in general, when a plan acquires an “equity interest” in an entity such as Service Corporation International, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

      In general, an “equity interest” is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any “substantial equity features.” However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by “benefit plan investors” is not “significant,” as determined under the plan assets regulations. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

      Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

Government and Church Plans

      Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

Foreign Indicia of Ownership

      ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Representations and Warranties

      If you acquire or accept a note offered in connection with this prospectus, you and any subsequent transferee will be deemed to have represented and warranted that either:

(1) you have not used plan assets to acquire such note;

(2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA; or

(3) if you use plan assets to acquire such note and you are not otherwise subject to ERISA, such acquisition is in compliance with the applicable laws governing such plan.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

The Global Securities

      The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

      We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, société anonyme, Luxembourg (Clearstream Luxembourg).

Certain Book-Entry Procedures for the Global Securities

      The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants (collectively, the participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the indirect participants) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the Commission.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

      So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

      Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

      Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC’s practice is to credit direct its participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

      Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

EXCHANGE OFFER AND REGISTRATION RIGHTS

      In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Lehman Brothers Inc. and Raymond James & Associates, Inc., (collectively, the “Initial Purchasers”). The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under “Where You Can Find More Information.”

      Pursuant to the registration rights agreement, we agreed to file with the Commission this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of the transfer restricted Old Notes who are able to make certain representations, the opportunity to exchange their transfer restricted Old Notes for New Notes. If, upon consummation of the exchange offer, the initial purchasers hold notes acquired by them as part of the Old Notes’ initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to the initial purchasers, in a private exchange for the notes held by the initial purchasers, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.

      If:

•	because of any changes in law, Commission rules or regulations or applicable interpretations by the staff of the Commission, we are not permitted to effect the exchange offer;

•	for any other reason the exchange offer registration statement, of which this prospectus is a part, is not declared effective within 180 days following the original issuance of the Old Notes, or the exchange offer is not consummated within 210 days after the original issuance of the Old Notes;

•	upon the request of any of the Initial Purchasers; or

•	a holder of the Old Notes is not permitted to participate in the exchange offer or does not receive fully tradeable New Notes pursuant to the exchange offer;

      we will:

•	as promptly as practicable, file with the Commission, and use our best efforts to cause to be declared effective as promptly as practicable but not later than 210 days after the original issuance of the Old Notes, a shelf registration statement relating to the offer and sale of the New Notes; and

•	use our best efforts to keep the shelf registration statement continuously effective for a period of two years from the date the shelf registration statement is declared effective, or for such shorter period that will terminate when all of the New Notes covered by the shelf registration statement have been sold or cease to be outstanding or otherwise registrable securities within the meaning of the registration rights agreement.

      If we file a shelf registration statement, we will notify you when the shelf registration statement has become effective and take other actions that are required to permit unrestricted resales of the Old Notes. If you sell Old Notes under the shelf registration statement, you will be:

•	required to deliver information to be used in connection with the shelf registration statement;

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.

      For purposes of the registration rights agreement, “registrable securities” means the notes, provided, however, that the notes shall cease to be registrable securities when (1) a registration statement with respect to such notes has been declared effective and such notes have been disposed of pursuant to the registration statement, (2) such notes have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A), (3) such notes have ceased to be outstanding or (4) the exchange offer is consummated.

      The registration rights agreement also provides that we will:

•	file this exchange offer registration statement with the Commission not later than 90 days following the closing of the offering of the Old Notes;

•	use our best efforts to have this exchange offer registration statement declared effective under the Securities Act within 180 days of the closing of the offering of the Old Notes;

•	use our best efforts to keep this exchange offer registration statement effective until the closing of the exchange offer; and

•	use our best efforts to cause the exchange to be consummated not later than 210 days following the closing of the offering of the Old Notes.

      Promptly after this exchange offer registration statement has been declared effective, we will offer the registered New Notes in exchange for surrender of the Old Notes. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders. Interest will accrue on each registered New Notes from the last interest payment date on which we paid interest on the Old Notes tendered in the exchange offer, or if we have not paid interest on the tendered Old Notes, from the date of original issuance of the note.

      If:

•	we do not file with the Commission the exchange offer registration statement on or prior to the 90th day following the original issuance of the Old Notes;

•	the Commission does not declare the exchange offer registration statement effective on or prior to the 180th day following the original issuance of the Old Notes;

•	we do not consummate the exchange offer on or prior to the 210th day following the original issuance of the Old Notes; or

•	we have filed, but the Commission has not declared effective, the shelf registration statement on or prior to the 210th day following the original issuance of the Old Notes;

(each, a “Registration Default”) then additional interest will accrue on the Old Notes at an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of each Registration Default, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period, increasing to a maximum of 1.00% per annum, from and including the date on which any such Registration Default occurs. Following the cure of all Registration Defaults, the accrual of additional interest will cease. Because we did not file the registration statement of which this prospectus forms a part on or before July 13, 2004, the notes began accruing additional interest at a rate of 0.25% per annum on July 14, 2004. The notes ceased accruing this additional interest on September 2, 2004, the day we filed the registration statement of which this prospectus forms a part. The notes accrued an aggregate approximately $83,000 of additional interest.

      Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes. The transfer restricted Old Notes will remain outstanding and will continue to accrue interest, but holders of transfer restricted Old Notes will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the Commission set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

      To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until                     , all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity and enforceability of the notes offered hereby will be passed upon for Service Corporation International by Locke Liddell & Sapp LLP, Houston, Texas.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to Service Corporation International’s Current Report on Form 8-K dated September 2, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail: 65 Broadway — Suite 704 New York, NY 10006	By Overnight Courier: 65 Broadway — Suite 704 New York, NY 10006	By Hand: 65 Broadway — Suite 704 New York, NY 10006

      Any questions or requests for assistance or for additional copies of the prospectus or the letter of transmittal may be directed to the information agent at the telephone numbers set forth below.

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 704

New York, NY 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 873-7700

      We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell the notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

      Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

Service Corporation International

$250,000,000

Offer to Exchange

Registered 6.75% Senior Notes Due 2016

for

All Outstanding 6.75% Senior Notes Due 2016

PROSPECTUS

                    , 2004

PART II

Item 20.     Indemnification of Directors and Officers.

      Service Corporation International is a Texas corporation.

      Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

      Under the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company’s directors will be limited to the fullest extent permitted by any such provision.

      The Company’s Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”).

Item 21.     Exhibits and Financial Statement Schedules.

      (a) Exhibits.

Exhibit
Number			Description

1.1	*	—	Purchase Agreement dated as of March 30, 2004, between Service Corporation International and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Lehman Brothers Inc., and Raymond James & Associates, Inc., (collectively, the Initial Purchasers).
3.1		—	Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).
3.2		—	Articles of Amendment to Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).
3.3		—	Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998 (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998).
3.4		—	Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended June 30, 2004).
4.1	*	—	Indenture dated as of February 1, 1993, by and between Service Corporation International and The Bank of New York, as Trustee.
4.2	*	—	First Supplemental Indenture (including form of Note) dated as of April 14, 2004, by and between Service Corporation International and The Bank of New York, as Trustee.
4.3	*	—	Registration Rights Agreement dated as of March 30, 2004, among Service Corporation International and the Initial Purchasers.
5.1	*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the New Notes.
12.1	*	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	*	—	Consent of PricewaterhouseCoopers LLP.
23.4	*	—	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).
99.1	*	—	Form of Letter to Holders of Old Notes.
99.2	*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99.3	*	—	Form of Notice of Guaranteed Delivery.
99.4	*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5	*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99.6	*	—	Form of Exchange Agent Agreement.

      * Filed herewith.

      All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

Item 22.     Undertakings.

      (A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) The undersigned Registrant hereby undertakes:

(1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (D) The undersigned Registrant hereby undertakes:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (G) The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Service Corporation International, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 2, 2004.

SERVICE CORPORATION INTERNATIONAL

By:	/s/ JAMES M. SHELGER

(James M. Shelger,
Senior Vice President, General
Counsel and Secretary)

      We, the undersigned officers and directors of Service Corporation International, hereby severally constitute and appoint James M. Shelger our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Service Corporation International to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. L. WALTRIP (R. L. Waltrip)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 2, 2004

/s/ JEFFREY E. CURTISS (Jeffrey E. Curtiss)	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 2, 2004

/s/ ERIC D. TANZBERGER (Eric D. Tanzberger)	Vice President and Corporate Controller	September 2, 2004

/s/ ALAN R. BUCKWALTER, III (Alan R. Buckwalter, III)	Director	September 2, 2004

/s/ ANTHONY L. COELHO (Anthony L. Coelho)	Director	September 2, 2004

/s/ JACK FINKELSTEIN (Jack Finkelstein)	Director	September 2, 2004

Signature	Title	Date

/s/ A. J. FOYT, JR. (A. J. Foyt, Jr.)	Director	September 2, 2004

/s/ S. MALCOLM GILLIS (S. Malcolm Gillis)	Director	September 2, 2004

/s/ JAMES H. GREER (James H. Greer)	Director	September 2, 2004

/s/ B. D. HUNTER (B. D. Hunter)	Director	September 2, 2004

/s/ VICTOR L. LUND (Victor L. Lund)	Director	September 2, 2004

/s/ JOHN W. MECOM, JR. (John W. Mecom, Jr.)	Director	September 2, 2004

/s/ CLIFTON H. MORRIS, JR. (Clifton H. Morris, Jr.)	Director	September 2, 2004

/s/ THOMAS L. RYAN (Thomas L. Ryan)	Director	September 2, 2004

/s/ W. BLAIR WALTRIP (W. Blair Waltrip)	Director	September 2, 2004

/s/ EDWARD E. WILLIAMS (Edward E. Williams)	Director	September 2, 2004

EXHIBIT INDEX

Exhibit
Number			Description

1.1	*	—	Purchase Agreement dated as of March 30, 2004, between Service Corporation International and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Lehman Brothers Inc., and Raymond James & Associates, Inc., (collectively, the Initial Purchasers).
3.1		—	Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).
3.2		—	Articles of Amendment to Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).
3.3		—	Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998 (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998).
3.4		—	Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended June 30, 2004).
4.1	*	—	Indenture dated as of February 1, 1993, by and between Service Corporation International and The Bank of New York, as Trustee.
4.2	*	—	First Supplemental Indenture (including form of Note) dated as of April 14, 2004, by and between Service Corporation International and The Bank of New York, as Trustee.
4.3	*	—	Registration Rights Agreement dated as of March 30, 2004, among Service Corporation International and the Initial Purchasers.
5.1	*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the New Notes.
12.1	*	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	*	—	Consent of PricewaterhouseCoopers LLP.
23.4	*	—	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).
99.1	*	—	Form of Letter to Holders of Old Notes.
99.2	*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99.3	*	—	Form of Notice of Guaranteed Delivery.
99.4	*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99.5	*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99.6	*	—	Form of Exchange Agent Agreement.

      * Filed herewith.